Exhibit 99.1

News Release				2009-01

Intelsat Announces Modified Dutch Auction

Tender Offer For Senior Notes of Intelsat, Ltd.

Pembroke, Bermuda, January 14, 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that its subsidiary, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) is commencing a cash tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of Intelsat, Ltd.’s outstanding 7.625% Senior Notes due 2012 (CUSIP No. 45820E AB8) (the “7.625% Notes”) and Intelsat, Ltd.’s outstanding 6.50% Senior Notes due 2013 (CUSIP No. 45820E AH5) (the “6.50% Notes”, and together with the 7.625% Notes, the “Notes”) that Intelsat Sub Holdco can purchase for $200,000,000 (excluding accrued interest), subject to increase by Intelsat Sub Holdco (the “Maximum Payment Amount”), at a purchase price per $1,000 principal amount determined in accordance with a modified “Dutch auction” procedure on the terms and conditions set forth in an Offer to Purchase dated January 14, 2009 (the “Offer to Purchase”). The Notes and other information relating to the Tender Offer are listed in the table below.

Series of Notes	CUSIP No.	Outstanding Principal Amount	Early Participation Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
7.625% Senior Notes due 2012	45820E AB8	$600,000,000	$30.00	$717.50 –$817.50
6.50% Senior Notes due 2013	45820E AH5	$700,000,000	$30.00	$635.00 –$735.00

(1)     Per $1,000 principal amount of Notes that are accepted for purchase.

(2)     Includes the $30.00 Early Participation Payment referred to below.

The total consideration payable pursuant to the Tender Offer per $1,000 principal amount of Notes validly tendered and accepted for purchase by Intelsat Sub Holdco will be determined based on a formula consisting of a base price (including the Early Participation Payment) per $1,000 principal amount of Notes equal to $717.50 for the 7.625% Notes and $635.00 for the 6.50% Notes, plus a clearing premium not to exceed $100.00.

The clearing premium with respect to the Notes will be the lowest single premium at which Intelsat Sub Holdco will be able to spend the Maximum Payment Amount by accepting all validly tendered Notes with bid premiums equal to or lower than the clearing premium. If the aggregate amount of Notes validly tendered (and not withdrawn) at or below the clearing premium would cause Intelsat Sub Holdco to spend more than the Maximum Payment Amount, then holders of the Notes tendered at the clearing premium will be subject to proration as described in the Offer to Purchase.

Provisions Subject to the Tender Offer

Intelsat Sub Holdco will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offer from the last interest payment date to, but not including, the date on which the Notes are purchased.

Each holder of Notes who validly tenders (and does not withdraw) his or her Notes on or prior to 5:00 p.m., New York City time, on January 28, 2009, unless extended by Intelsat Sub Holdco (the “Early Participation Date”), will receive an early participation payment of $30.00 per $1,000 principal amount of Notes tendered (the “Early Participation Payment”). Holders tendering their Notes after the Early Participation Date will not be eligible to receive the Early Participation Payment.

The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on February 11, 2009, unless extended or earlier terminated by Intelsat Sub Holdco (the “Expiration Date”).

Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on January 28, 2009, unless extended by Intelsat Sub Holdco (the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Notes.

The Tender Offer is conditioned upon the satisfaction or waiver of certain conditions, including Intelsat Sub Holdco receiving funds from an incurrence of indebtedness in an aggregate amount at least equal to the Maximum Payment Amount in the Tender Offer. Subject to applicable law, Intelsat Sub Holdco may also terminate the Tender Offer at any time before the Expiration Date in its sole discretion.

Additional Information

Intelsat Sub Holdco has retained Goldman, Sachs & Co. to act as the dealer manager for the Tender Offer. MacKenzie Partners, Inc. is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-4692 (collect). Requests for documentation should be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Intelsat Sub Holdco by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for advanced transmissions of video, data and voice services. With the globalization of content, broadband, telecom, HD and mobility fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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